INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in the fourth amended Registration Statement of Texada Ventures Inc. (an exploration stage company) on Form SB-2/A of our Report of Independent Registered Public Accounting Firm, dated October 6, 2004, on the balance sheet of Texada Ventures Inc. (an exploration stage company) as of November 30, 2003, and the related statements of operations, stockholders’ equity and cash flows for the period from October 17, 2001 (inception) to November 30, 2003.

/s/ Morgan & Company

Vancouver, Canada	“Morgan & Company”

September 8, 2005	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1